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                                                                     EXHIBIT 4.5



                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

         This Fourth Amendment (this "Amendment") to the Rights Agreement, dated as of December 31, 1993, as amended (the "Rights Agreement"), between ProLogis (formerly known as ProLogis Trust and Security Capital Industrial Trust), a Maryland real estate investment trust (the "Trust"), and EquiServe Trust Company, N.A., as the successor rights agent (the "Rights Agent"), is made and entered into as of September 26, 2002.

         WHEREAS, the Board of Trustees of the Trust has determined to amend the Rights Agreement as provided herein, pursuant to the authority contained in
Section 27 of the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the Company hereby agrees as follows:

         1. The first sentence of the definition of "Acquiring Person" as set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Trust then outstanding, but shall not include the Trust, any Affiliate or Subsidiary (as such term is hereinafter defined) of the Trust, any employee benefit plan of the Trust or any Affiliate or Subsidiary of the Trust, or any entity holding Common Shares for or pursuant to the terms of any such plan.

         2. The definition of "Current Shareholder" as set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety.

         3. The definition of "REALTY" as set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety.

         4. The first sentence of Section 3(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

         Until the earlier of (i) the close of business on the tenth day after the Shares Acquisition Date, (ii) the close of business on the fifteenth business day (or such later date as may be determined by action of the Board of Trustees prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Trust, any Affiliate or Subsidiary of the Trust, any


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         employee benefit plan of the Trust or of any Affiliate or Subsidiary of the Trust, or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Trust, any Affiliate or Subsidiary of the Trust, any employee benefit plan of the Trust or of any Affiliate or Subsidiary of the Trust, or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 25% or more of the then outstanding Common Shares, or (iii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Trustees prior to such time as any Person becomes an Acquiring Person) after the date of filing by any Person of, or the first public announcement of the intention of any Person to file, any application, request, submission or other document with any federal or state regulatory authority seeking approval of, attempting to rebut any presumption of control upon, or otherwise indicating an intention to enter into, any transaction or series of transactions the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 25% or more of the then outstanding Common Shares, other than a transaction in which newly issued Common Shares are issued directly by the Trust to such Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares (including a transfer to the Trust).

         5. The second sentence of Section 24(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

         Notwithstanding the foregoing, the Board of Trustees shall not be empowered to effect such exchange at any time after any Person (other than the Trust, any Affiliate or Subsidiary of the Trust, any employee benefit plan of the Trust or any such Affiliate or Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding

         6. Except for the amendments made hereby, the Rights Agreement shall continue in full force and effect.

                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF, the Trust has caused this Amendment to be duly executed and attested, all as of the date first written above.


                                          PROLOGIS


                                          By:
                                             -----------------------------------
                                             Edward S. Nekritz
                                             Senior Vice President

Attest:


By:
   ---------------------------------
   Kathleen M. Meade
   Assistant Secretary



                                          EQUISERVE TRUST COMPANY, N.A.,
                                          as Rights Agent


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------